AGENCY AGREEMENT

THIS AGREEMENT made the   day of  , 2010, by and between RIVERPARK FUNDS TRUST a statutory trust existing under the laws of the State of  Delaware, having its principal place of business at 156 W. 56th Street, New York, NY  10019 (the "Trust"), and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 ("DST"):

WITNESSETH:

WHEREAS, the Trust, on behalf of its series set forth on Schedule A attached hereto, as may be amended from time to time (the “Funds”) desires to appoint DST as Transfer Agent and Dividend Disbursing Agent, and DST desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Filed with Appointment.
In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Funds, there will be filed with DST the following documents:
A.
A certified copy of the resolutions of the Board of Trustees, as appropriate, of the Trust appointing DST as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to sign stock certificates, if any, and give written instructions and requests on behalf of the Funds;

B.	A certified copy of the Declaration of Trust of the Trust and all amendments thereto;
C.            A certified copy of the Bylaws/Articles, as appropriate, of the Trust;

D.	Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission.
E.
Specimens of all forms of outstanding stock certificates, if any, in the forms approved by the Board of Trustees of the Trust, with a certificate of the Secretary/Clerk of the Trust, evidencing such approval;

F.	Specimens of the signatures of the officers of the Trust authorized to sign stock certificates, if any, and individuals authorized to sign written instructions and requests;

G.	An opinion of counsel for the Trust with respect to:
(1)	The Trust's organization and existence under the laws of its state of organization,
(2)	The status of all shares of the Trust covered by the appointment under the Securities Act of 1933, as amended, and any other applicable federal or state statute, and
(3)	That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.
2.	Certain Representations and Warranties of DST.
DST represents and warrants to the Trust that:
A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware.
B.	It is duly qualified to carry on its business in the State of Missouri.
C.	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.
D.	It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934.
E.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
F.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
3.	Certain Representations and Warranties of the Trust.
The Trust represents and warrants to DST that:
A.	It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.
B.	It is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended.
C.	A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of the Trust, on behalf of the Funds being offered for sale.
D.
All requisite steps have been and will continue to be taken to register the Funds’ shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such state.

E.	The Trust is empowered under applicable laws and by its declaration and Bylaws to enter into and perform this Agreement.
4.	Scope of Appointment.
A.	Subject to the conditions set forth in this Agreement, the Trust hereby appoints DST as Transfer Agent and Dividend Disbursing Agent for the Funds.
B.
DST hereby accepts such appointment and agrees that it will act as each Fund's Transfer Agent and Dividend Disbursing Agent.  DST agrees that it will also act as agent in connection with each Fund's periodic withdrawal payment accounts and other open accounts or similar plans for securityholders, if any.

C.	The Trust agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its securityholder account records.
D.
DST, utilizing TA2000TM, DST's computerized data processing system for securityholder accounting (the "TA2000 System") and in accordance with the terms and conditions of this Agreement, will perform the following services as transfer and dividend disbursing agent for each Fund, and as agent of each Fund for securityholder accounts thereof, in a timely manner:  (i) issuing (including countersigning), transferring and canceling share certificates; (ii) maintaining on the TA2000 System securityholder accounts; (iii) accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (“NSCC”) on behalf of NSCC’s participants, including the Funds), in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, as hereinafter defined, on the Dealer File maintained by DST; (iv) issuing instructions to the Funds’ banks for the settlement of transactions between the Funds and NSCC (acting on behalf of its broker-dealer and bank participants); (v) providing account and transaction information from each affected Fund’s records on TA2000 in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; (vi) maintaining securityholder accounts on TA2000 through Networking; (vii) providing transaction journals; (viii) once annually preparing securityholder meeting lists for use in connection with the annual meeting and certifying a copy of such list, as necessary; (ix) mailing securityholder reports and prospectuses; (x) withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S and performing and paying backup withholding as required for all securityholders; (xi) disbursing income dividends and capital gains distributions to securityholders and recording reinvestment of dividends and distributions in shares of each Fund; (xii) preparing and mailing confirmation forms to securityholders and dealers, as instructed, for all purchases and liquidations of shares of each Fund and other confirmable transactions in securityholders' accounts; (xiii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by each Fund or its management company; (xiv) maintaining those records necessary to carry out DST's duties hereunder, including all information reasonably required by each Fund to account for all transactions in each Fund’s shares; (xv) calculating the appropriate sales charge with respect to each purchase of each Fund’s shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by each Fund's principal underwriter or distributor (hereinafter "principal underwriter") or an Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such principal underwriter and disbursing such commissions to the principal underwriter; (xvi) receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of securityholder statements to securityholders and registered representatives of dealers in accordance with the instructions of an Authorized Person; (xvii) processing, generally on the date of receipt, purchases or redemptions or instructions to settle any mail or wire order purchases or redemptions received in proper order as set forth in the prospectus, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined), and causing exchanges of shares to be executed in accordance with the instructions of Authorized Persons, the applicable prospectus and the general exchange privilege applicable; (xviii) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of each Funds on TA2000; and (xix) providing to each Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000.

E.
At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.D. in connection with transactions (i) on behalf of retirement plans and participants in retirement plans and transactions ordered by brokers as part of a “no transaction fee” program (“NTF”), the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform securityholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan, non-NTF and pre-nightly transactions,  (the “Exception Services”).

F.
DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in each Fund's instructions, prospectus or application as amended from time to time, for the Fund provided (i) DST is advised in advance by each Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features.  If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by each Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted.  If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST's cost of performing the services required hereunder at the current level of service, DST shall advise the Funds of the amount of such increase and if the Funds elect to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs.  In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

G.
The Trust shall add all new series to the TA2000 System upon at least thirty (30) days’ prior written notice to DST provided that the requirements of the new series are generally consistent with services then being provided by DST under this Agreement.  Rates or charges for additional series shall be as set forth in Exhibit A, as hereinafter defined, for the remainder of the contract term except as such series use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule.  In the latter event, rates and charges shall be in accordance with DST's then-standard pricing schedule.

H.
The provisions of this Section 4.H that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agency Agreement or any provisions of any exhibit or other attachment to this Agency Agreement (or any provisions of any attachment to any such exhibit or attachment).  The parties agree that – to the extent that DST provides any services under this Agency Agreement that relate to compliance by the Funds with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x) – it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Funds and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in:  (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Funds); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Funds which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Funds); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Funds.  The Trust agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agency Agreement that relate to compliance by the Funds with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 4.D(x)), including promptly providing responses to requests for direction that may be made from time to time by DST of the Funds in this regard.

5.	Limit of Authority.

Unless otherwise expressly limited by the resolution of appointment or by subsequent action by the Trust, the appointment of DST as Transfer Agent will be construed to cover the full amount of authorized stock of the class or classes for which DST is appointed as the same will, from time to time, be constituted, and any subsequent increases in such authorized amount.

In case of such increase the Trust will file with DST:

A.	If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Trustees of the Trust increasing the authority of DST;
B.	A certified copy of the amendment to the Declaration of Trust of the Trust authorizing the increase of shares;
C.
A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased shares, and an opinion of counsel that the order or consent of no other governmental or regulatory authority is required;

D.           Opinion of counsel for the Trust stating:

(1)	The status of the additional shares of the Trust under the Securities Act of 1933, as amended, and any other applicable federal or state statute; and
(2)	That the additional shares are, or when issued will be, validly issued, fully paid and nonassessable.

6.           Compensation and Expenses.

A.
In consideration for its services hereunder as Transfer Agent and Dividend Disbursing Agent, each Fund will pay to DST from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable billable expenses, charges, counsel fees, and other disbursements ("Compensation and Expenses") incurred in connection with the agency.  Such compensation is set forth in a separate schedule to be agreed to by the Trust, on behalf of each Fund and DST, a copy of which is attached hereto as Exhibit A.  If a Fund has not paid such Compensation and Expenses to DST within a reasonable time, DST may charge against any monies held under this Agreement for such Fund, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement, provided, however, that DST shall not be authorized or permitted to charge any such outstanding amount against any other Fund or series of the Trust.  The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed.  The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined in Section 17.

B.
Each Fund shall promptly reimburse DST for all reasonable billable expenses or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, counsel fees, outside printing and mailing firms (including DST Output, LLC), magnetic tapes, reels or cartridges (if sent to a Fund or to a third party at a Fund's request) and magnetic tape handling charges, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at a Fund's request at the Fund's or a third party's premises, telecommunications equipment, telephone/telecommunication lines between a Fund and its agents, on one hand, and DST on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation ("NSCC") transaction fees to the extent any of the foregoing are paid by DST.  Each Fund shall pay postage expenses at least one day in advance if so requested.  In addition, any other expenses incurred by DST at the request or with the consent of a Fund will be promptly reimbursed by the Fund.

C.
Amounts due hereunder shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement therefor by a Fund (the "Due Date").  Each Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges.  Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, a Fund shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST.  The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due.  Acceptance of such late charge shall in no event constitute a waiver of a Fund's or DST's default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

D.
In the event that any charges are disputed, each Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which DST provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the "Revised Due Date").  Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.

E.	The fees and charges set forth on Exhibit A shall increase or may be increased as follows:
(1)	On the first day of each new term, in accordance with the "Fee Increases" provision in Exhibit A;

(2)
DST may increase the fees and charges set forth on Exhibit A upon at least ninety (90) days prior written notice, if changes in existing laws, rules or regulations: (i) require substantial system modifications or (ii) materially increase cost of performance hereunder;

(3)	DST may charge for additional features of TA2000 used by a Fund which features are not consistent with the Fund's current processing requirements; and
(4)
In the event DST, at a Fund’s request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit A to the extent such Exception Services increase DST’s cost of performance.

If DST notifies the Funds of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Fund's aliquot portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation.

If DST notifies the Funds of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

7.           Operation of DST System.

In connection with the performance of its services under this Agreement, DST is responsible for such items as:
A.
That entries in DST's records, and in each Fund's records on the TA2000 System created by DST, reflect the orders, instructions, and other information received by DST from each Fund, the Fund's distributor, manager or principal underwriter, the Fund's investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator (each an “Authorized Person”), broker-dealers or securityholders;

B.
That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately reflect the data in each Fund's records on the TA2000 System;

C.	The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from each Fund and the data in the Fund's records on the TA2000 System;
D.
That redemption transactions and payments be effected timely, under normal circumstances on the day of receipt, and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or securityholders and the data in each Fund's records on the TA2000 System;

E.	The deposit daily in each Fund's appropriate special bank account of all checks and payments received by DST from NSCC, broker-dealers or securityholders for investment in shares;
F.
Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, DST will not assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of securityholder instructions, but DST will discuss with the Trust DST's accepting liability for an "as of" on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to a Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, DST in its discretion believes DST’s conduct was culpable and DST’s conduct is the sole cause of the loss.  A loss is “material” for purposes of this Section 7.F. when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (½%) times a Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time).  When DST concludes that it should contribute to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class);

G.
The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions, all in conformance with DST's present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the "Procedures") with such changes or deviations therefrom as may be from time to time required or approved by the Trust, on behalf of the Funds, their investment adviser or principal underwriter, or its or DST's counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

H.
The maintenance of customary records in connection with its agency, and particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any;

I.
The maintenance of a current, duplicate set of each Fund's essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

8.           Indemnification.

A.
DST shall provide the services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the Securities Exchange Act of 1934, and the rules and regulations thereunder, any other federal or state laws applicable to DST’s acting as a transfer agent or any local laws which are the subject of a Memorandum issued by the Investment Company Institute or brought to DST’s attention by an Authorized Person.  For those activities or actions delineated in the Procedures, DST shall be presumed to have acted in accordance with the terms and conditions of this Agreement if DST has acted in accordance with the Procedures in effect when DST acted or omitted to act.

B.
DST shall not be responsible for, and each Fund shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable (the “Adverse Consequences”), arising out of or attributable to:

(1)
All actions or omissions of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has acted or omitted to act in good faith, with due diligence and with reasonable care;

(2)	The Trust’s, on behalf of the Funds, refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of the Trust hereunder;
(3)
The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Trust, on behalf of the Funds in writing (see Exhibit B) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST's good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by each Fund, its investment advisor, its sponsor, its principal underwriter or any other person or entity from whom the Fund instructs DST to accept and utilize information, data, records, transmissions and documents;

(4)	Defaults by dealers or shareowners with respect to payment for share orders previously entered;
(5)
The offer or sale of each Fund's shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state (unless such violation results from DST's failure to comply with written instructions of the Trust, on behalf of a Fund or of any officer of the Trust that no offers or sales be permitted to remain in a Fund's securityholder records in or to residents of such state);

(6)
A Fund's errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the "DST Facilities"), and control procedures relating thereto in the verification of output and in the remote input of data;

(7)
Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, a Fund's records, securityholder and other records, delivered to DST hereunder by the Fund or its prior agent(s);

(8)	Actions or omissions to act by a Fund or agents designated by the Fund with respect to duties assumed thereby as provided for in Section 21 hereof; and
(9)	DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence.
C.
Except where DST is entitled to indemnification under Section 8.B. hereof and with respect to "as ofs" set forth in Section 7.F., DST shall indemnify and hold each Fund harmless from and against any and all Adverse Consequences arising out of DST's failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to DST's negligence or willful misconduct or material breach of any representation or warranty of DST hereunder; provided, however, that DST's cumulative liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by each Fund to DST as fees and charges, but not including reimbursable expenses, during the six (6) months immediately preceding the event giving rise to DST’s liability.

D.
IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

E.
Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify.  In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party's sole expense.  Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof.  An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding.  An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder.  If it does so, it waives its right to indemnification therefor.

9.           Certain Covenants of DST and the Trust, on behalf of the Funds.

A.
All requisite steps will be taken by the Trust from time to time when and as necessary to register each Fund's shares for sale in all states in which each Fund's shares shall at the time be offered for sale and require registration.  If at any time a Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of its shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of a Fund's shares, the Trust, on behalf of the Fund will give prompt notice thereof to DST.

B.
DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.D. above and establish and maintain facilities and procedures reasonably acceptable to the Funds for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices, and to carry such insurance as it considers adequate and reasonably available.

C.
To the extent required by Section 31 of the Investment Company Act of 1940 as amended and Rules thereunder, DST agrees that all records maintained by DST relating to the services to be performed by DST under this Agreement are the property of the Funds and will be preserved and will be surrendered promptly to the Funds on request.

D.
DST agrees to furnish each Fund annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Fund.  The annual financial statements will be certified by DST's certified public accountants.

E.
DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the investment company industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve.

F.
DST will permit the Trust and its authorized representatives (subject to execution of DST’s standard confidentiality and non-use agreement) to make periodic inspections of its operations as such involves or is utilized by DST to provide services to each Fund at reasonable times during business hours.  DST will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST’s or other taxpayer’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by each Fund to the extent that the examination relates to DST’s performance of services under this Agency Agreement.  DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Funds to obtain, inter alia, information and records relating to DST’s performance of its Compliance + Program or Identity Theft Program obligations and to inspect DST’s operations for purposes of the Program.”  Any costs imposed by such examiners in connection with such examination (other than fines or other penalties) shall be paid by the Funds.

G.
The Trust shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless the Trust either (A) provides DST with a minimum of twelve (12) months notice before the accounts are deconverted from DST, or (B), if twelve (12) months notice is not possible, the Trust shall arrange to have the Funds compensate DST by paying a one-time termination fee equal to $.10 per deconverted account per month for every month short of the twelve (12) months notice in connection with each such deconversion.

10.	Recapitalization or Readjustment.

In case of any recapitalization, readjustment or other change in the capital structure of a Fund requiring a change in the form of stock certificates, DST will issue or register certificates in the new form in exchange for, or in transfer of, the outstanding certificates in the old form, upon receiving:

A.           Written instructions from an officer of the Trust;

B.	Certified copy of the amendment to the Declaration of Trust or other document effecting the change;
C.
Certified copy of the order or consent of each governmental or regulatory authority, required by law to the issuance of the stock in the new form, and an opinion of counsel that the order or consent of no other government or regulatory authority is required;

D.	Specimens of the new certificates in the form approved by the Board of Trustees of the Trust, with a certificate of the Secretary of the Trust as to such approval;
E.           Opinion of counsel for the Fund stating:

(1)	The status of the shares of the Funds in the new form under the Securities Act of 1933, as amended and any other applicable federal or state statute; and
(2)	That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.
11.	Not Applicable.
12.	Death, Resignation or Removal of Signing Officer.

The Trust will file promptly with DST written notice of any change in the officers authorized to sign written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer.

13.	Future Amendments of Declaration of Trust and Bylaws, as appropriate.
The Trust will promptly file with DST copies of all material amendments to its Declaration of Trust or Bylaws made after the date of this Agreement.
14.	Instructions, Opinion of Counsel and Signatures.

At any time DST may apply to any person authorized by the Trust, on behalf of one or more of the Funds to give instructions to DST, and may with the approval of a Trust officer consult with legal counsel for the Trust, or DST’s own legal counsel at the expense of the Funds, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel.  In connection with services provided by DST under this Agency Agreement that relate to compliance by the Funds with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x), DST shall have no obligation to continue to provide such services after it has asked the Funds to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Funds, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence.  DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Funds.

15.           Force Majeure and Disaster Recovery Plans.

A.
DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation:  any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction;  war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection;  or any other cause, contingency, circumstance or delay not subject to DST's reasonable control which prevents or hinders DST's performance hereunder.

B.
Provided each Fund is paying its pro rata portion of the charge therefor, DST shall provide back-up facilities to the data center or centers used by DST to provide the transfer agency services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the transfer agency services specified herein to the Funds in case of damage to the primary facility providing those services.  The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s Business Contingency Plan.  Transfer to the Back-Up Facility shall commence immediately after the DST’s declaration of a disaster and shall be conducted in accordance with DST’s Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster.  The Funds shall not bear any costs (in addition to the Fees and charges set forth in Exhibit A attached hereto) related to such transfer.  At least once annually, DST shall complete a successful test of the Business Contingency Plan.

C.
DST also currently maintains, separate from the area in which the operations which provides the services to the Funds hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable.  The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST's Business Contingency Plan.

16.	Certification of Documents.

The required copy of the Declaration of Trust of the Trust and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the State of incorporation, and if such Declaration and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to DST.  A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority.  The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of the Trust, will be certified by the Secretary or an Assistant Secretary of the Trust.

17.	Records.
DST will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any.  Notwithstanding anything in this Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under this Agreement shall be maintained and preserved in accordance with the following:

A.
Annual Purges by August 31:  DST and Servicing Company shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31.  Purges completed after this date will subject to the Funds to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit A.

B.
Purge Criteria:  In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year.  All purged history information shall be retained on magnetic tape for seven (7) years.

C.
Purged History Retention Options (entail an additional fee):  For the additional fees set forth on the Fee Schedule attached hereto as Exhibit A, the Funds may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above.  Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications.  This database does not support those histories being printed on statements and reports and is not available for on request job executions.

18.	Disposition of Books, Records and Canceled Certificates.

DST may send periodically to the Trust, on behalf of the Funds, or to where designated by the Secretary or an Assistant Secretary of the Trust, all books, documents, and all records no longer deemed needed for current purposes and stock certificates which have been canceled in transfer or in exchange, upon the understanding that such books, documents, records, and stock certificates will be maintained by the Funds under and in accordance with the requirements of Section 17Ad-7 adopted under the Securities Exchange Act of 1934, including by way of example and not limitation Section 17Ad-7(g) thereof.  Such materials will not be destroyed by the Funds without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

19.           Provisions Relating to DST as Transfer Agent.

A.
DST will make original issues of shares or, if shares are certificated, stock certificates upon written request of an officer of the Trust and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, an opinion of counsel as outlined in subparagraphs 1.D. and G. of this Agreement, any documents required by Sections 5. or 10. of this Agreement, and necessary funds for the payment of any original issue tax.

B.
Before making any original issue of certificates the Fund will furnish DST with sufficient funds to pay all required taxes on the original issue of the stock, if any. The Funds will furnish DST such evidence as may be required by DST to show the actual value of the stock.  If no taxes are payable, DST will be furnished with an opinion of outside counsel to that effect.

C.
Shares will be transferred and, if shares are certificated, new certificates issued in transfer, or shares of stock accepted for redemption and funds remitted therefor, or book entry transfer be effected, upon surrender of the old certificates in form or receipt by DST of instructions deemed by DST properly endorsed for transfer or redemption accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption.  DST reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures.  DST also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized.  DST may, in effecting transfers or redemptions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST and the Funds or both in not requiring complete fiduciary documentation.  In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholder's accounts, DST will not be liable for any loss which may arise by reason of not having such records.

D.
When mail is used for delivery of stock certificates, DST will forward stock certificates in "nonnegotiable" form by first class or registered mail and stock certificates in "negotiable" form by registered mail, all such mail deliveries to be covered while in transit to the addressee by insurance arranged for by DST.

E.
DST will issue and mail subscription warrants, certificates representing stock dividends, exchanges or split ups, or act as Conversion Agent upon receiving written instructions from any officer of the Trust and such other documents as DST deems necessary.

F.
DST will issue, transfer, and split up certificates and will issue certificates of stock representing full shares upon surrender of scrip certificates aggregating one full share or more when presented to DST for that purpose upon receiving written instructions from an officer of the Trust and such other documents as DST may deem necessary.

G.
If a Fund issues shares in certificated form, DST may issue new certificates in place of certificates represented to have been lost, destroyed, stolen or otherwise wrongfully taken upon receiving instructions from the Fund and indemnity satisfactory to DST and the Fund, and may issue new certificates in exchange for, and upon surrender of, mutilated certificates.  Such instructions from a Fund will be in such form as will be approved by the Board of Trustees of the Trust and will be in accordance with the provisions of law and the bylaws of the Trust governing such matter.

H.
DST will supply a securityholders list to each Fund for its annual meeting upon receiving a request from an officer of the Trust.  It will also, at the expense of each Fund, supply lists at such other times as may be requested by an officer of the Trust.

I.	Upon receipt of written instructions of an officer of the Trust, DST will, at the expense of each Fund, address and mail notices to securityholders.
J.
In case of any request or demand for the inspection of the stock books of the Funds or any other books in the possession of DST, DST will endeavor to notify the Funds and to secure instructions as to permitting or refusing such inspection.  DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

K.
DST agrees to furnish each Fund with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a SAS 70 Report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC.  The annual financial statements will be certified by DST's certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Funds.

L.	(1)
DST shall assist each Fund to fulfill the Fund’s responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, Securities Act of 1933, Securities and Exchange Act of 1934, and Investment Company Act of 1940, including, inter alia, Rule 38a-1, by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to the Trust, on behalf of the Funds. These business processes are anti-money laundering, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration and safeguarding fund assets and securities.  DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide the Trust with written notice of any such changes.

(2)
DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that its employees act in accordance with the Compliance + Program, and (iii) provide the Trust with written notice of any material changes made to the Program as attached hereto.

(3)
Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Trust’s behalf under the Compliance + Program or under this Agreement shall remain your sole obligation.

M.
In connection with the enactment of the Red Flags Regulations (the “Regulations”) promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act:

(1)
DST shall assist each Fund to fulfill the Funds’ responsibilities under certain provisions of the Regulations that focus on certain business processes that represent key activities of the transfer agent/service provider function, as set forth in the DST identity theft program (the “Identity Theft Program”), a current copy of which has hitherto been made available to the Trust, on behalf of the Funds. These business processes are set forth in the Identity Theft Program.  DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide the Trust with written notice of any such changes thereto.

(2)
DST shall:  (i) perform the procedures set forth in the Identity Theft Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Identity Theft Program, and (iii) provide the Trust with written notice of any material changes made to the Identity Theft Program.

(3)
Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section 20.M. and in the Identity Theft Program and any obligations under the Regulations that DST has not agreed to perform under such Identity Theft Program or under this Agreement shall remain the sole obligation of the Trust, on behalf of each Fund, as applicable.

(4)
With respect to the Identity Theft Program, DST will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve the Trust and each Fund to obtain, inter alia, information and records relating to DST’s performance of its obligations under the Identity Theft Program and to inspect DST’s operations for purposes of determining DST’s compliance with the Identity Theft Program.  Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST’s failure to fulfill its obligations under the Identity Theft Program) shall be paid by the Funds.

N.	DST shall establish on behalf of each Fund banking relationships for the conduct of the business of the Fund in accordance with the terms set forth in Section 20.D. of this Agreement.
20.
Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by the Transfer Agent in connection with the purchase and redemption of Funds shares).

A.
DST will, at the expense of each Fund, provide a special form of check containing the imprint of any device or other matter desired by the Fund.  Said checks must, however, be of a form and size convenient for use by DST.

B.
If a Fund desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished DST within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Fund.

C.
If a Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST.  If stamped envelopes are used, they must be furnished by the Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Fund.

D.
DST, acting as agent for each Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, each Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of each Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement.  DST, acting as agent for each Fund, is also hereby authorized to execute on behalf and in the name of each Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement.  In each of the foregoing situations each Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.  DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without negligence.

E.
DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

21.           Assumption of Duties By the Funds or Agents Designated By the Funds.

A.
The Trust, on behalf of the Funds or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 4.D. of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of a Fund, said assumption to be embodied in writing to be signed by both parties.

B.
To the extent the Trust or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.

C.
Initially the Trust or its designees shall be responsible for the following:  (i) answer and respond to phone calls from securityholders and broker-dealers, and (ii) scan items into DST's AWDTM System as such calls or items are received by the Funds, and (iii) enter and confirm wire order trades.

22.           Termination of Agreement.

A.
This Agreement shall be in effect for an initial period of 3 years and thereafter may be terminated by either party as of the last day of the then current term by the giving to the other party of at least one (1) year's prior written notice, provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end.  If such notice is not given by either party to the other at least one (1) year prior to the end of the then current term, this Agreement shall automatically extend for the longer of additional, successive thirty-six (36) month terms or for the period set forth in any new Fee Schedule as the period during which such Fee Schedule shall be effective, each such successive twelve month term or period set forth in any new Fee Schedule, as applicable, being a new “term” of this Agreement, upon the expiration of any term hereof unless terminated as hereinafter provided in Section 21. B.

B.
Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

(1)	The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or
(2)
Failure by the other party or its assigns to perform its duties in accordance with the Agreement, which failure materially adversely affects the business operations of the first party and which failure continues for thirty (30) days after receipt of written notice from the first party.

C.
In the event of termination, the Funds will promptly pay DST all amounts due to DST hereunder and DST will use its reasonable efforts to transfer the records of the Funds to the designated successor transfer agent, to provide reasonable assistance to the Funds and their designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein "reasonable assistance" and "other information" shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

23.           Confidentiality.

A.
DST agrees that, except as provided in the last sentence of Section 19.J. hereof, or as otherwise required by law, DST will keep confidential all records of and information in its possession relating to each Fund or its securityholders or securityholder accounts and will not disclose the same to any person except at the request or with the consent of the Funds.

B.
The Trust and each Fund agree to keep confidential all financial statements and other financial records received from DST, the terms and provisions of this Agreement, all accountant’s reports relating to DST, and all manuals, systems and other technical information and data, not publicly disclosed, relating to DST's operations and programs furnished to it by DST pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of DST.

C.	(1)
The Trust and each Fund acknowledge that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of securityholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures (collectively "DST Confidential Information") which each Fund's access to the TA2000 System or computer hardware or software may permit each Fund or its employees or agents to become aware of or to access and that the DST Confidential Information constitutes confidential material and trade secrets of DST.  The Trust, on behalf of the Funds agrees to maintain the confidentiality of the DST Confidential Information.

(2)
The Trust acknowledges that any unauthorized use, misuse, disclosure or taking of DST Confidential Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law.  The Trust will advise all of its employees and agents who have access to any DST Confidential Information or to any computer equipment capable of accessing DST or DST hardware or software of the foregoing.

(3)
The Trust acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages.  Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the Trust consents to the obtaining of such injunctive relief.  All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of seven (7) years.

24.           Changes and Modifications.

A.
During the term of this Agreement DST will use on behalf of the Funds without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Funds, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations.  The Funds agree to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST's standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist.  If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

B.
DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Funds will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Funds in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless each Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and DST provides each Fund with revised operating procedures and controls.

C.
All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.

25.	Third Party Vendors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of of the following types of unaffiliated third parties:  (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if DST selected such company, DST shall have exercised due care in selecting the same.  Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

26.	Limitations on Liability.
A.
The Trust is comprised of more than one series, therefore each series shall be regarded for all purposes hereunder as a separate party apart from each other series.  Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund or each Fund shall be deemed to relate solely to the particular series to which such transaction relates.  Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund.  The use of this single document to memorialize the separate agreement of each Fund is understood to be for clerical convenience only and shall not constitute any basis for joining the Funds for any reason.

B.
Notice is hereby given that a copy of the Trust's Trust Agreement and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of the Trust by the undersigned duly authorized representative of the Trust in his capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of the Funds and shall not be binding upon any trustee, officer or securityholder of the Trust or a  Fund individually.

27.           Miscellaneous.

A.
This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, excluding that body of law applicable to choice of law.

B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
C.
The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.
E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
G.
If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

H.	This Agreement may not be assigned by the Trust or DST without the prior written consent of the other.
I.
Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Trust and DST.  It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of the Trust.  This Agreement is between DST and the Trust, on behalf of the Funds and neither this Agreement nor the performance of services under it shall create any rights in any third parties.  There are no third party beneficiaries hereto.

J.
Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

K.
The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

L.
This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

M.
All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:
DST Systems, Inc.
1055 Broadway, 10th Floor
Kansas City, Missouri  64105
Attn: Executive Vice President
Facsimile No.:  816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.
333 West 11th Street, 5th Floor
Kansas City, Missouri 64105
Attn:  Legal Department
Facsimile No.:  816-435-8630

If to the Trust, on behalf of the Funds:

RiverPark Capital, LLC
156 W. 56th St., 17th Fl.
New York, NY 10019
Attn:Morty Shaja
Facsimile No.:  212.484.2151

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.
N.
DST and the Trust (including all agents of the Trust) agree that, during any term of this Agreement and for twelve (12) months after its termination, neither party will solicit for employment or offer employment to any employees of the other.

O.
The representations and warranties contained herein shall survive the execution of this Agreement.  The representations and warranties contained in this Section, Section 27.O. and the provisions of Section 8 hereof shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

DST SYSTEMS, INC.

By:

Title:

RIVERPARK FUNDS TRUST

By:

Title:

EXHIBIT A
RIVER PARK FUNDS TRUST
FEE SCHEDULE
TERM:  3 YEARS

I.	Base Fees:

Complex Base Fee	$100,000 per year

II.	CUSIP Minimum Fees:

CUSIP 1 – 12	Bundled
CUSIP 13 – 18	$3,000 CUSIP/year
CUSIP > 18	$2,500 CUSIP/year

III.	Account/Transaction Service Fees:

A.	Non-Level 3 Open Account Fee
	1 – 25,000	$17.50 account/year
	> 25,000	$17.00 account/year
B.	Level 3 Open Account Fee
	1 – 25,000	$ 2.50 account/year
	> 25,000	$ 2.25 account/year
C.	Closed Account Fee	$ 1.50 account/year
D.	New Account Fee	$ 5.50 account

IV.	Asset-Based Fees:

Month-end assets

$0 - $500,000,000	2.50 basis points/year
$500,000,001 - $1,000,000,000	2.25 basis points/year
> $1,000,000,000	2.00 basis points/year

V.	Other Services:

A.	Short Term Trader Fee
	90 Days or Less	$0.07 per account per year
	91 Days – 180 Days	$0.12 per account per year
	181 Days – 270 Days	$0.19 per account per year
	271 Days – 366 Days	$0.25 per account per year
	367 Days – 2 Years	$0.37 per account per year
B.	12b-1 Fee	Bundled
C.	CDSC/Sharelot Processing	Bundled
D.	AML Compliance Charge	Bundled
E.	Lost Shareholder Compliance	Bundled
F.	Financial Access Network® (FANWeb)	Bundled
G.	NSCC CUSIP Base Fee	Bundled
H.	Omnibus Accountlets
	Full Service	$0.60 per accountlet
I.	Escheatment	$152.45 CUSIP per filing +
	$1.83 per item	+ out-of- pocket costs

EXHIBIT A.1, p. 2
VI.	Optional Services:

Automated Work Distributor ™ (AWD)	$5,200 per user
(Does not include hardware or third-party software, products will be priced separately as requested)

*TA2000 Data Transmission to non DSTO print vendors	$0.020 per record
*Aged History Retention Fee – Online	$5.00 per 1,000 lines
*Aged History Retention Fee – Offline	$3.50 per 1,000 lines
*Vision	Exhibit A.2
Sales Connect	Exhibit A.3
*FAN Mail	Exhibit A.4
Cash Utilization	Exhibit A.5

VII.	Programming/Implementation Fees*:
*Computer/Technical Personnel (2010 Standard Rates):
Business Analyst/Tester:
Dedicated	$130,493 per year (1,690 hours)
On-Request	$115.75 per hour
COBOL Programmer:
Dedicated	$220,020 per year (1,690 hours)
On-Request	$174.73 per hour
Workstation Programmer:
Dedicated	$252,173 per year (1,690 hours)
On-Request	$206.99 per hour
Web Developer
Dedicated	$269,201 per year (1,690 hours)
On-Request	$222.62 per hour
Full Service Support:
Senior Staff Support	$77.50 per hour
Staff Support	$57.50 per hour
Clerical Support	$47.50 per hour

2

EXHIBIT A.1, p. 3

Notes to Above Fees:

1)
The initial term is three (3) years.  A Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics.  Items marked by an “*” are subject to change with 60 days notice.

2)	This schedule does not include reimbursable expenses that are incurred on each Fund's behalf. Examples of reimbursable expenses include, but are not limited to the items listed in Exhibit A.1.

3)
Reimbursable fees paid to DST shall also include those for the Compliance+ Program.  These fees shall be calculated to be 10% of the monthly fees in sections I. – V. above, capped at $32,000 per year.  The 10% is inclusive of the year 1 and year 2 discount.  The $32,000 cap is also subject to change with 60 days notice.

4)
All fees in sections I. – V. will be discounted 40% in the first year of operation.  The discount for year 2 will be dependent on the month-end assets for the current month and the prior two months.  In year 2, should the month-end average of the assets in the current billing month and the prior two months be less than $200M, a monthly 20% discount shall apply to the fees in sections I. – V., above.  Should the average assets for the same time period be between $200M and $400M, a 15% discount shall apply.  Should the average assets for the same period be between $400M and $600M, a 10% discount shall apply and should average assets for the period be greater than $600M, no discount shall apply.  The average month-end assets calculation shall be recomputed in each month of year 2 and shall be computed to be the average of the month-end assets for the current billing month and the month-end assets for the prior two months.  For example, in the billing month of August, the month-end assets for August, July and June will be averaged to determine the appropriate discount.  In the billing month of September, September, August and July will be used to calculate the discount.  The discounted fees will be used to calculate the Compliance+ Program fee.  There will be no discount after year 2.

5)	Any fees or reimbursable expenses not paid within 30 days of receipt of invoice will be charged a late payment fee of 1.5% per month until payment is received.

3

EXHIBIT A.1, p. 4

REIMBURSABLE EXPENSES

This schedule does not include reimbursable expenses that are incurred on each Fund's behalf.  Examples of reimbursable expenses include, but are not limited to the items listed below:

Forms
Postage (to be paid in advance if so requested)
Mailing Services
Computer Hardware and Software - specific to Fund or installed at remote site at Fund’s direction
Telecommunications Equipment and Lines/Long Distance Charges
Magnetic Tapes, Reels or Cartridges
Magnetic Tape Handling Charges
Microfiche/Microfilm
Freight Charges
Printing
*Compliance+ Program Fee
Bank Wire and ACH Charges
Proxy Processing - per proxy mailed not including postage
Includes:            Proxy Card
Printing
Outgoing Envelope
Return Envelope
Tabulation and Certification
T.I.N. Certification (W8 & W9)
(Postage associated with the return envelope is included)
N.S.C.C Communications Charge
(Fund/Serv and Networking)
Disaster Recovery 1(Includes St. Louis Data Center)                 Currently $.206 per open account
Off-site Record Storage
Second Site Disaster
Backup Fee (per account)
Transmission of Statement Data for                   Currently $.036/per record
Remote Processing
Travel, Per Diem and other Billables
Incurred by DST personnel traveling to, at and from the Fund at the request of the Fund

1 The annual charge of $0.206 per account, paid monthly in increments of one-twelfth of the annual charge, is a pro rata portion of DST’s cost for the service and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened.  The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster.  Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of  the Funds.

EXHIBIT A.2, p. 1
VISION2
Fee Schedule
ID Charges
Number of ID Breakpoints	ID Charge Breakpoints
1 - 500	$5.00 per month/per ID for each of the first 500 IDs
501 - 1,000	$4.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000	$3.00 per month/per ID for each of the next 1,000 IDs
2,001 - 3,000	$2.00 per month/per ID for each of the next 1,000 IDs
3,001 - +	No charge for each additional ID over 3,000

In accordance with the schedule above, ID Charges for each affiliate of Customer with a separate management code in the DST system cannot exceed a monthly maximum of $9,500.

Inquiry Charges
Initial Set-up Fee		None
Per View Charge[3]
	Standard	$0.05
	Reduced	$0.025

A view is defined as the complete process of an information request sent to the underlying recordkeeping system, and the corresponding response returned from the underlying recordkeeping system.

Statement Charges
Individual Statement Retrieval Charge	$0.05 per statement
Batch Statement Load Charge	$0.03 per image
Monthly Statement Interface Support Charge[4]	$1,300

Each individual statement presented shall be a separate retrieval and therefore be a separate charge, i.e., any related statement or historical statement, even if referred to on the requested statement, shall be a separate Statement Retrieval Charge.  Further, the Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

The Batch Statement Load per-image charge will only be assessed at the time the statements are provided to Vision by the statement vendor, not at the time of viewing or downloading.  Statements may be retrieved multiple times during the on-line availability period, but the management company is only charged once.  Once the on-line availability period ends, the statements may be requested again and new charges would be assessed.

2Requires a separate contract.
3The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response.  DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge.  Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge.
4The Monthly Statement Interface Support Charge shall only be imposed if Customer elects to offer electronic statements as a part of the Vision Services through a statement vendor, or proprietary offering, other than DST Output, LLC or a subsidiary of DST Output, LLC.  If Customer uses DST Output, LLC or a subsidiary of DST Output, LLC as its electronic statement vendor, the Monthly Statement Interface Support Charge will be waived.

EXHIBIT A.2, p. 2

Data Extract Charges
Advisor Requests	$0.12 per file
Non-Advisor Requests	$6.00 per file

The Data Extract charge will only be assessed at the time data files are retrieved by Vision, not at the time of viewing or downloading.  The charge will be assessed for each affiliate of Customer with a separate management code in the DST system to which the data file pertains.

Email Alert Charges
Per email charge	$0.05 regardless of the number of confirmations included in the email
Transaction Processing Charges5
Initial Set-up Fee[6]
Existing FAN Users	$2,500
All Others	$5,000
Purchase, Redemption, Exchange, Maintenance	$0.10 per transaction
NSCC Reject Processing	$0.10 per reject[7]
New Account Establishment (each new account transaction	$0.35 per transaction
may contain one or more new accounts)
New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum[8]	the greater of $500 or actual usage charge

Fund Family Vision Additional Fees
Fund Family Vision9 is an optional element of the Vision Services which provides Customer the ability to offer integrated access to Vision through the Customer Web Site as described in more detail in the Fund Family Vision Implementation Guide.

Basic Package
When a User requests access to Vision, Customer’s Web Site will launch a frame-set containing Customer’s header within the top frame and Customer’s custom version of Vision within the lower frame. The customizable components are described in the Fund Family Vision Implementation Guide.

Premium Package
In addition to the integration provided in the Basic Package, the Premium Package provides four additional features as follows:

Authentication - Provides seamless integration between Customer’s Web Site and Vision.

5Transaction Processing is an optional element of Vision Services.  Customer will not be assessed the Monthly Minimum or any Transaction Processing Charges until one or more of the Transaction types are made available to Users.
6The Initial Set-up Fee shall be waived for set-ups that involve only NSCC Reject Processing.  For all other transaction processing this Fee shall apply and shall be assessed only once per management code.
7NSCC Reject Processing fee of $.10 does not include a $.05 per reject view charge for the User’s entry of comments associated with each reject.
8NSCC Reject Processing shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.

2

EXHIBIT A.2, p. 3

Content Management - Enables Customer to publish marketing or other types of customer-specific content to DST-designated areas within DST-designated Vision screens without manual DST intervention.

Fund Specific Navigation - Enables Customer, if Customer participates in Client List for Fund Family Vision, to define links within the left navigation that will direct the User to specific destinations on Customer’s Web Site.

Web Stats - Provides enhanced reporting of usage patterns and general Web activity.

Fees10 In addition to the other Vision fees as described in this Vision fee schedule, the following Fund Family Vision Additional Fees apply:

Basic Package
In the event Customer elects to utilize the Fund Family Vision option, if the Customer is paying less than the monthly maximum in Vision ID Charges ($9,500), the additional fee for the Fund Family Vision Option shall be a monthly amount equal to the lesser of (i) $1,000 per month, or (ii) the difference between the current ID Charges and the amount needed to reach the $9,500 monthly ID Charge maximum.  Customer may utilize the Fund Family Vision option free of charge for so long as Customer is paying the monthly maximum in Vision ID Charges ($9,500).

Premium Package11
Initial Set-up Fee	$5,000
Monthly Fee (in addition to the applicable Basic Package fee)	$3,000

Volume Discounts
Discount Schedule (monthly)12
$7,500 - $15,000	20%
$15,001 - $30,000	25%
$30,001 - $45,000	30%
$45,001 - +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

Each affiliate of Customer with a separate management code in the DST system will be charged separately and will not be aggregated for purposes of ID Charges or Volume Discounts.
Platinum/Gold Discount
An additional discount shall be applied to the net Fees (i.e., after Volume Discounts) paid by Customer for DST's Vision Services if Customer is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST FAN Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year.  In the event the average monthly usage fees paid equal or exceed at least $15,000.00, Customer shall receive the following discounts on Vision Services fees for the then current calendar year:

10 Fund Family Vision fees are not included for purposes of calculating the Vision Volume Discount, as described under Volume Discounts.
11 The Premium Package Initial Set-up Fee and Monthly Fee shall be waived for Platinum Level Customers.
12 Volume Discounts apply to all Inquiry Charges, Individual Statement Retrieval Charges, Batch Statement Load Charges, Data Extract Charges, Email Alert Charges, Transaction Processing Monthly Minimum, and Transaction Processing Charges.  ID Charges, Monthly Statement Interface Support Charges, Transaction Processing Initial Set-up Fee, and Fund Family Vision Additional Fees are not included in Volume Discount calculations.

3

EXHIBIT A.2, p. 4
Gold Level
Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less than $25,000.00.
Discount:	The discount for each billing cycle equals 2½% of Vision usage fees billed for such cycle.

Platinum Level
Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).
Discount:	The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

Platinum Plus Level
Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $166,666.67 ($2,000,000.00 annually).
Discount:	The discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex.  In order to qualify, an affiliate of Customer must be an entity which directly or indirectly controls13, is controlled by or under common control with, Customer.  It is Customer’s responsibility to notify DST in writing of qualifying company affiliations.  DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST.  No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations.  If Customer qualifies, the discount shall be shown on each invoice issued to Customer.

13 “Control” over an entity shall mean (i) the possession, directly or indirectly, of 100% of the voting power to elect directors, in the case of an entity that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or an entity having management rights comparable to those of a general partner shall be deemed to control such entity.  The terms “controlling” and “controlled” shall have corollary meanings.

4

EXHIBIT A.3, p. 1

SALES CONNECT FEE SCHDULE14

One-Time Implementation Fee
Base[15]		$25,000

TA2000 Account Clean-up
	First 2,500 firm/office/rep combinations	Included in base
	Each firm/office/rep combination thereafter	$2.00

Monthly Service Fees16
Data Management
Producing rep entities[17]	$0.50 (each)
Non-producing rep entities	No additional charge
Monthly minimum	$6,000

Transaction Storage
Up to 10,000,000 total transactions[18]	No additional charge
Transactions over 10,000,000	$0.0001 (each)

Discount Applied to Fees in the Specified Range19

	$0 to $20,000	0%
Breakpoint 1	$20,001 to $40,000	33%
Breakpoint 2	Over $40,000	50%

Optional Monthly Fees
CRM Modules[20]	$3,000

Operator IDs[21]
First five	No additional charge
Six through twenty	$130 (each)
Twenty-one through forty	$120 (each)
Over forty	$110 (each)

Reporting Database[22]	$1,000

Professional Services (upon request)23

14 Requires a separate contract.
15 In addition to product setup and training, the one-time implementation fee includes clean-up of your existing TA2000 intermediary information on both FID and your shareholder accounts up to 2,500 firm/office/rep combinations.
16 Monthly service fees commence in the month transaction scrubbing begins.
17 Producing rep entities are defined as all rep level entities that either have a current asset balance or have been linked to at least one purchase transaction during the previous two years.  Each rep entity is separately counted including individual reps, partnership entities, and house/default reps.
18 Transaction storage fee is based on total historical transaction records retained in the Transaction History table.
19 Discounts only apply to the fees within the specific ranges and not to the aggregate monthly fee.
20 Includes all core CRM modules plus SalesConnect Mobile and SalesConnect Calendar Sync.  SalesConnect Calendar Sync requires network connectivity to the Winchester Data Center (fees not included).
21 Operator IDs provide access to the SalesConnect Application for searches, reports/queries, general administration, and, if applicable, accessing the CRM modules.
22 Provides direct access to a copy of the SalesConnect production database for developing custom queries and reports utilizing a client’s own reporting tool.  Requires network connectivity to the Winchester Data Center.
23 Fees for Professional Services will be determined based on specific client requirements and DST’s prevailing hourly rates.

5

EXHIBIT A.3, p. 2
1.
Perform outsourced administrative functions including territory management, spreadsheet processing, operator ID access, fund/transaction code maintenance, and trade/asset resolution outside of the procedures established by the SalesConnect Team.

2.	Modify an existing interface or develop new transaction/asset interfaces (either direct file transmissions or spreadsheets) into the SalesConnect Application.

3.	Modify an existing outbound file or develop a new outbound file for scrubbed transactions, assets, and firm/office/rep maintenance.

4.	Convert data from an existing Customer system into SalesConnect (e.g., historical transactions, notes, activities, unique identifiers for firms/offices/reps, etc.).

5.
Provide consulting services related to processing the SalesConnect outbound files into a downstream sales system (two hours are provided at no charge, thereafter minimum charge is $15,000 for 100 hours).

6.	Modify an existing interface or develop a new literature order and tracking interface to/from client’s fulfillment vendor and SalesConnect.

7.	Modify an existing report or develop new reports accessible through the SalesConnect web site.

The foregoing fees are billable monthly at the rates stated above and shall be paid within thirty (30) days of Customer’s receipt of the invoice to the address specified in the invoice (“Due Date”) subject to and in accordance with the terms and conditions set forth in Paragraph 6 of the Agreement.

Automatic Annual Increase Provisions: CPI

The foregoing fees are subject to an increase as of each January 1st in an amount equal to the greater of three percent (3%) or the annual percentage change in the Consumer Price Index for all Urban Consumers ("CPI-U") in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics for the 12 calendar months immediately preceding such anniversary.

BASIC FANMAIL24

FEE SCHEDULE

1.	Files

The following definitions shall apply to this File and Usage Fee Schedule:

“Account Position File” - This file reports the current share balance and net asset value for every account, regardless of whether the account had activity.  This file is generally provided on a monthly basis and consists of two (2) records per account.

“Direct Financial Activity” - This file is generated as a result of activity being posted to the shareowner account.  The information in this file reports all activity involving the movement of money and/or shares (with the exception of distributions) and consists of two (2) records per account.

24 Requires a separate contract.

6

EXHIBIT A.4, p. 2

“Account Master Position/New Account Activity/Non-Financial Activity” - This file provides registration information on each shareholder account for the planner.  The Account Master Position is used to initialize the planner’s database.  The New Account Activity provides any new accounts established for the planner.  The Non-Financial Activity is generated from maintenance activity to the shareowner registration.  These files consist of three (3) records per account.

“Distribution Activity” - This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain.  The file will be generated after the distribution has been applied to the shareholder account.  This file consists of two records (2) per account.

“Daily Price” - The price file consists of the daily offering price and Net Asset Value of every CUSIP (separate security).

2.	Usage Fees

Most “Files” that are made available to Recipients consist of two (2) records per account, each 160 bytes of information being a separate record.  Accordingly, by way of example, a position record consists of two (2) 160-byte records.  The Account Master Position, New Account Activity and Non-Financial Activity files each contain three (3) records.  Each file made available to a Recipient also requires a "header record" and a "trailer record".  DST will charge Customer fees per record made available, including header records and trailer records, based on the method of delivery and in accordance with the following schedules.  DST will not bill Recipients for the Files made available to them.

DST will offer Customer discounts based on the amount of each total per record charge per method of delivery incurred by Customer in a month.  The following fee and discount schedules will apply:

7

EXHIBIT A.4, p. 2

Level	Delivery via Internet FTP Per Record Fees
Branch/Rep	$0.018
Dealer	$0.012
Price File	$0.002 or $1.75 per Recipient per month, whichever is less

Internet FTP Discounts
Total Internet Per Record Fees	% Discount on Amount Over Threshold
$0.00 - $2,500.00	0%
$2,501.00 - $5,000.00	10%
$5,001.00 - $7,500.00	15%
$7,501.00 - $10,000.00	20%
$10,001.00 - $30,000.00	25%
$30,001.00 +	50%

Monthly FAN Mail Access and Support Charge $500.00

The Monthly FAN Mail Access and Support Charge paid by Customer shall not be included in the eligible fees for purposes of determining any discount.

8

EXHIBIT A.5, p.2

DST CASH UTILIZATION
INVESTMENT SERVICE25

The following describes the DST Cash Utilization investment service:

1)
Net collected balances:  Net collected balances in the Client’s transfer agency bank accounts at UMB Bank, N.A. (“UMB”), will be invested each day in two separate overnight UMB sponsored sweep vehicles with comparable rates of return to UMB’s earnings credit rate.

Money market Sweep:  Balances able to be determined by a predetermined cutoff time each business day will be swept into a Money market account in DST’s name.  This account will be registered as “for the account of DST (Client Name)”.  The next morning of a business day, the identical principal amounts will be swept back into the originating accounts with the earnings remaining in the Money market account.  The following business day, balances will again be swept into the Money market account and will be invested overnight along with residual earnings from previous days, and so on each business day.

Overnight Rep:  Each evening of a business day, balances exclusive of those already swept into the Money Market account (with some UMB constraints) will be swept into an overnight Repo investment.  The next morning of a business day, principal and earnings amounts will be swept back into the originating accounts, with DST maintaining an ongoing reconciliation of principal versus earnings in your accounts.

No investment advisory functions:  DST would not be performing investment advisory functions as part of this service.  The Money Market and Repo sweep vehicles are UMB product offerings.

2)
Lower bank account service charges:  For customer electing to use the new Cash Utilization service, DST has renegotiated lower bank account service charges (projected to be 10% less than your current service charges) from UMB by leveraging our collective Transfer Agent and Corporate relationships with the bank.  These reduced fees will benefit you directly and will not be available to smaller, individual customers of the bank.

Service Fee payment:  Each month, UMB will determine your service fees and invoice them to DST.  DST will pay them on your behalf from the accumulated earnings of both overnight investment vehicles.  DST will provide you with a copy of the UMB invoice supporting these charges.

3)	DST Fee: DST’s fee for this service allows for DST to collect 25% of all gross overnight investment earnings from both investment vehicles for this Cash Utilization service.
DST Fee Collection:  Each month, DST will determine the amount of this fee and deduct it from the accumulated earnings of both overnight investment vehicles.  We will provide you with detail supporting the calculation of this fee.

4)
Net Earnings Credit:  Each month, the remaining net earnings, reduce by both UMB and DST service charges, will be credited against the funds’ Transfer Agency fees as a direct reduction of fund expenses.  Should earnings exceed fees, the excess earnings will be available to be credited against future fees or returned to the client based on direction from the client.

25 Requires a separate contract.

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EXHIBIT A.5, p. 2

Reconciliation:  DST will perform the reconciliation of earnings, service charges and credits.  DST will also determine the apportionment of the credits to the individual funds in accordance with the following procedure; the portion of the total credit that each fund receives shall be equal to the percentage of total TA fees that each fund’s individual fees represent each month.  On your TA fee invoice, we will provide the detail of the original gross charges, the amount of the credit for each individual fund and the net amount due for each fund.  The funds would pay DST only the net of total TA fees and reimbursable expenses less the amount of the credits.

5)
Legal Opinion:  We have reviewed the Legal Opinion of Seward & Kissel, LLP (“Seward”) dated July 19, 2000 and hereby advise you that, as assumed by Seward in such letter, the existing agreements whereby ‘The Client’ receive transfer agency services from DST through UMB, currently the transfer agent for such Funds, have been, and the agreement now being negotiated by and between the Funds and DST whereby DST is appointed as the transfer agent for the Funds will be, approved by a majority of the directors or trustees of each Fund, including a majority of those directors or trustee who are not “interested person” of the Fund or its affiliates, as that term is defined in the 1940 Act.

6)
Authorization:  Not withstanding anything in any agreement under which DST is authorized, directly or indirectly, to perform transfer agency, shareholder servicing agency or related services, whether as principal, agent or sub-agent, to the contrary, DST is hereby authorized and instructed to open bank accounts in DST’s name for the deposit and holding of, and to deposit into and hold in such accounts, all checks and payments received by DST form NSCC, broker-dealers or shareholders, and any other sums received by DST, for investment in shares, while such sums await their actual delivery to and investment in such Funds.

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EXHIBIT B
AUTHORIZED PERSONNEL

Pursuant to Section 8.A. of the Agency Agreement between RIVERPARK FUNDS TRUST (the "Fund") and DST (the "Agreement"), the Trust authorizes the following Fund personnel to provide instructions to DST, and receive inquiries from DST in connection with the Agreement:

Name	Title

_____________________________	________________________________

_____________________________	________________________________

_____________________________	________________________________

_____________________________	________________________________

_____________________________	________________________________

_____________________________	________________________________

_____________________________	________________________________

This Exhibit may be revised by the Funds by providing DST with a substitute Exhibit B.  Any such substitute Exhibit B shall become effective twenty-four (24) hours after DST's receipt of the document and shall be incorporated into the Agreement.

ACKNOWLEDGMENT OF RECEIPT:

DST SYSTEMS, INC.	RIVERPARK FUNDS TRUST

By:_____________________________	By:_____________________________

Title:_____________________________	Title:_____________________________

Date:_____________________________	Date:_____________________________

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